Exhibit 99.1

TENNECO APPOINTS NEW CHIEF TECHNOLOGY OFFICER

Lake Forest, IL, December 20, 2016 – Tenneco Inc. (NYSE: TEN) announced today that Tim Jackson, executive vice president and chief technology officer, will be retiring after 18 years of service to Tenneco. Ben Patel, Tenneco’s vice president for Clean Air global research & development and systems integration, is being promoted to the role of chief technology officer.

“Tim has done an excellent job driving innovation and competitive advantage with our technologies and capabilities, all of which help drive Tenneco’s success,” said Gregg Sherrill, chairman and CEO, Tenneco Inc. “With Tim’s retirement, I am pleased to promote Ben Patel to chief technology officer with his very strong experience in leading research and development initiatives globally and continuously improving the design and development processes that keep Tenneco at the forefront of Clean Air and Ride Performance technology.”

Following a period of transition, these changes are effective March 31, 2017.

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

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Contacts:
Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com